Exhibit 5.02

SIMPSON THACHER & BARTLETT LLP

A LIMITED LIABILITY PARTNERSHIP

CITYPOINT

ONE ROPEMAKER STREET

LONDON EC2Y 9HU

+44 (0)20 7275 6500

FACSIMILE: +44 (0)20 7275 6502

       September, 2006

Kabel Deutschland GmbH

Betastrasse 6-8

Unterföhring 85774

Germany

Ladies and Gentlemen:

We have acted as U.S. counsel to Kabel Deutschland GmbH, a limited liability company incorporated under the laws of Germany (the “Company”), and to Kabel Deutschland Vertrieb und Service GmbH & Co. KG, a limited partnership formed under the laws of Germany (the “Guarantor”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of €250,000,000 aggregate principal amount of 10.750% Senior Notes due 2014 and $610,000,000 aggregate principal amount of 10.625% Senior Notes due 2014 (the “Exchange Notes”) and the issuance by the Guarantor of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange Notes and the Guarantees will be issued under an indenture dated as of July 2, 2004 (the “Indenture”) among the Company, the Guarantor, Kabel Asset

NEW YORK	LOS ANGELES	PALO ALTO	WASHINGTON, D.C.	HONG KONG	TOKYO

SIMPSON THACHER & BARTLETT LLP IS A REGISTERED LIMITED LIABILITY PARTNERSHIP ESTABLISHED UNDER THE LAWS OF THE STATE OF NEW YORK. THE PERSONAL LIABILITY OF OUR PARTNERS IS LIMITED TO THE EXTENT PROVIDED IN SUCH LAWS.
ADDITIONAL INFORMATION IS AVAILABLE UPON REQUEST OR AT WWW.SIMPSONTHACHER.COM
ALL PARTNERS ARE EITHER REGISTERED FOREIGN LAWYERS OR SOLICITORS REGULATED BY THE LAW SOCIETY.
A LIST OF THE PARTNERS’ NAMES IS OPEN TO INSPECTION DURING OFFICE HOURS AT THE ADDRESS ABOVE.

GmbH & Co. KG, Law Debenture Trust Company of New York, as trustee (the “Trustee”), The Bank of New York (Luxembourg) S.A., as paying agent and Luxembourg transfer agent (the “Luxembourg Transfer Agent”), The Bank of New York, as registrar, transfer agent and paying agent (the “Registrar”) and Deutsche Bank AG London, as security trustee (the “Security Trustee”).  The Exchange Notes will be offered by the Company in exchange for €250,000,000 aggregate principal amount of its outstanding 10.750% Senior Notes due 2014 and $610,000,000 aggregate principal amount of its outstanding 10.625% Senior Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee, the Luxembourg Transfer Agent, the Registrar and the Security Trustee.

We have assumed further that (1) each of the Company and the Guarantor is validly existing and in good standing under the laws of Germany and has duly authorized, executed and delivered the Indenture in accordance with its respective articles of association and other organizational documents and the laws of Germany, (2) execution, delivery and performance by each of the Company and the Guarantor of the Indenture, the Exchange Notes and the Guarantees do not and will not violate the laws of Germany or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by the Company and the Guarantor of the Indenture, the Exchange Notes and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company and the Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

1.             When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.             When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with the provisions of the Indenture whereby the parties thereto submit to the jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on U.S. federal court jurisdiction, and we also note that such submissions cannot supersede such court’s discretion in determining whether to transfer an action from one U.S. federal court to another under 28 U.S.C. § 1404(a).

We note that (a) a New York state statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (b) with respect to a foreign currency obligation, a U.S. federal court sitting in New York state may award judgment in U.S. dollars; provided that we express no opinion as to the rate of exchange that such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We understand that, with respect to certain matters of German law, you are relying upon the opinions of Freshfields Bruckhaus Deringer.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption Legal Matters in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP